                                                                    EXHIBIT A.11

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated April 10, 2001, and the related Letter of Transmittal (and any amendments or supplements thereto) and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
          (Including the Associated Preferred Share Purchase Rights)
                                      and
         All Outstanding Shares of Series A Cumulative Preferred Stock

                                      of

                          Hallwood Energy Corporation
                                      at
                     $12.50 Net Per Share of Common Stock
        and $10.84 Net Per Share of Series A Cumulative Preferred Stock
                                      by
                            Pure Resources II, Inc.
                    an indirect wholly-owned subsidiary of
                             Pure Resources, Inc.

     Pure Resources II, Inc., a Delaware corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Pure Resources, Inc., a Delaware corporation ("Pure Resources"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Hallwood Energy Corporation, a Delaware corporation ("Hallwood"), together with the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of June 8, 1999, as amended, between Hallwood and Registrar and Transfer Company, as Rights Agent and all outstanding shares of Series A Cumulative Preferred Stock, par value $0.01 per share (the "Preferred Stock" and together with the Common Stock and the Rights, the "Shares"), at a purchase price of $12.50 per share of Common Stock and $10.84 per share of Preferred Stock, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 10, 2001 and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references herein to Shares shall include the Rights. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in Hallwood. Following the consummation of the Offer, the Purchaser intends to effect the Merger (as defined below).

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        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                 NEW YORK CITY TIME, ON TUESDAY, MAY 8, 2001,
                         UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     The Offer is conditioned on, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that would constitute at least a majority of all outstanding shares of Common Stock (with shares of Common Stock issuable upon the exercise of outstanding warrants being deemed outstanding for this purpose) and at least a majority of all outstanding shares of Preferred Stock on the date of purchase (the "Minimum Tender

Condition"). Certain other conditions to the Offer are described in Section 14 of the Offer to Purchase.

     The Offer is being made pursuant to the terms of an Agreement and Plan of Merger dated as of March 29, 2001 (the "Merger Agreement") among the Purchaser, Pure Resources and Hallwood. The Merger Agreement provides that, following the consummation of the Offer and on the terms and subject to the conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware, the Purchaser will be merged with and into Hallwood. Following the effective time of the Merger (the "Effective Time"), Hallwood will continue as the surviving corporation and a wholly-owned subsidiary of Pure Resources. In the Merger, each outstanding Share (other than Shares owned by Hallwood, the Purchaser or Pure Resources or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the applicable price per Share paid pursuant to the Offer in cash, without interest thereon. The Merger Agreement is more fully described in Section 12 of the Offer to Purchase. Under Delaware law, if the Purchaser acquires at least 90% of the issued and outstanding shares of Common Stock and 90% of the outstanding shares of Preferred Stock, pursuant to the Offer or otherwise, the Purchaser will be able to effect the Merger without prior notice to, or any action by, Hallwood's other stockholders. If, however, the Purchaser does not acquire at least 90% of the outstanding shares of Common Stock and 90% of the outstanding shares of Preferred Stock, pursuant to the Offer or otherwise, and adoption of the Merger Agreement by Hallwood's stockholders is required under Delaware law to effect the Merger, a longer period of time will be required to effect the Merger as described in Section 12 of the Offer to Purchase.

     The Board of Directors of Hallwood has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and unanimously determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to and in the best interest of Hallwood and its stockholders and unanimously recommends that the stockholders of Hallwood accept the Offer and tender their Shares pursuant to the Offer.

     Tendering stockholders whose Shares are registered in their own names and who tender directly to First Union National Bank, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through banks or brokers should check with those institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of the Depositary and Georgeson Shareholder Communications, which is acting as the Information Agent, incurred in connection with the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. On the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates for such Shares or timely confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in
Section 2 of the Offer to Purchase, (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (3) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

     The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, May 8 2001, unless and until the Purchaser shall have extended the period of time during which the Offer is open in accordance with the provisions of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date as of which the Offer, as so extended by the Purchaser, will expire. Subject to the terms of the Merger Agreement (which prohibits certain amendments to the Offer) and the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser reserves the right (but shall not be obligated, except as described in Section 1 of the Offer to Purchase), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 of the Offer to Purchase shall have occurred, (1) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary, (2) to elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (3) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the Offer. Any such extension will be followed by a public announcement thereof no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares pursuant to the withdrawal procedures described below.

     Except as otherwise described below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures described below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 8, 2001. In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Pure Resources, Hallwood, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser may, subject to certain conditions, provide a subsequent offering period from 3 to 20 business days in length following the Expiration Date. A subsequent offering period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. If the Purchaser has acquired a majority but less than 90% of the shares of Common Stock and 90% of the shares of Preferred Stock as of the Expiration Date, it currently intends to elect to provide a subsequent offering period. Under the Exchange Act, no withdrawal rights apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 of the Offer to Purchase.

     Hallwood has provided the Purchaser with Hallwood's stockholder lists and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Hallwood's stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder's adjusted tax basis in the Shares exchanged therefor. Provided that such Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year. The maximum U.S. federal income tax rate applicable to individual taxpayers on long-term capital gains is 20%, and the deductibility of capital losses is subject to limitations. All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

     The Purchaser expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, subject to (1) the terms of the Merger Agreement, which contain certain conditions that may not be waived and modifications that may not be made without the consent of Hallwood, and (2) the rules and regulations of the Securities and Exchange Commission.

     The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully and in their entirety before any decision is made with respect to the Offer.

     Requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. None of the Purchaser or Pure Resources will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                   Georgeson Shareholder Communications Inc.

                               111 Commerce Road
                       Carlstadt, New Jersey 07072-2586

                Banks and Brokers call collect: (201) 896-1900
                  All others call toll-free: (888) 363--6651


April 10, 2001

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